Exhibit 99.1

Supreme Industries Reports Significantly Improved Financial Results

for 2015 Fourth Quarter and Full Year

Fourth Quarter Net Earnings per Diluted Share Increased to $0.22 per Share from $0.09 per Share in 2014 and Improved to $0.76 per Diluted Share for the Full Year Compared to $0.41 per Diluted Share in 2014.

Goshen, Ind.—February 18, 2016—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, trolleys and specialty vehicles, today announced sharply improved financial results for its fourth quarter and year ended December 26, 2015.

2015 Fourth Quarter Results

Demand for medium-duty work trucks remained strong in the fourth quarter of 2015. This drove consolidated net sales up 27.0% to $67.7 million in the fourth quarter, versus $53.3 million in 2014’s final quarter.

Gross profit increased 46.2% to $14.7 million in the fourth quarter, compared with $10.0 million in the prior-year quarter. As a percentage of sales, fourth quarter gross margin expanded 285 basis points in 2015 to 21.7%, up from 18.8% in 2014. Income from continuing operations before taxes increased 175.1% to $5.8 million in the fourth quarter of 2015, versus $2.1 million in the previous year’s same quarter.

Fourth quarter net income increased 150.0% to $3.8 million in 2015, compared with $1.5 million in the same quarter of 2014. Net earnings per diluted share more than doubled to $0.22 per share in the quarter, up from $0.09 per share in 2014.

“As expected, our reported financial results are beginning to reflect the momentum of our growth initiatives, combined with strong demand for medium-duty work trucks,” said Mark Weber, President and Chief Executive Officer. “We are also making solid progress toward the consistent delivery of our customer-centric value proposition. Although we are in the early stages of this transformation, it is gratifying to see our results reflect the hard work of our employees.”

2015 Full Year Results

Consolidated net sales from continuing operations increased 17.8% in 2015, reaching $278.4 million, compared with $236.3 million in 2014. Higher net sales of retail and fleet trucks more than offset lower sales of trolleys and specialty vehicles.

Gross profit for the full year improved to $54.2 million from $43.8 million in 2014, an increase of 23.7%. As a percentage of sales, gross margin expanded 92 basis points from 18.6% in 2014 to 19.5% in 2015. The wider margin was the result of higher sales volume and product mix. In addition, results in 2014 were negatively impacted by severe weather early in the year. Operating income climbed to $19.3 million for the year, and pre-tax income from continuing operations jumped 53.9% to $19.2 million, up from $12.5 million in 2014.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Net income in 2015 improved to $12.9 million, or $0.76 per diluted share. This is compared with $6.9 million, or $0.41 per diluted share in 2014. The Company’s discontinued shuttle bus business was sold in the first quarter of 2014 at a modest gain, but generated a $1.6 million after-tax net loss from operations in that period. Excluding the impact from discontinued operations, net income was up from $8.5 million or $0.50 per diluted share in 2014.

At the end of 2015, our consolidated order backlog was $98.1 million, which is 31.8% higher than the $74.4 million backlog at the end of the third quarter of 2015, and 22.7% higher than the $79.9 million backlog at the end of 2014.

“We remain optimistic as we enter 2016 with a strong order backlog,” Weber said. “In addition, 2016 market predictions for the work truck industry remain positive.”

Working capital was $51.6 million at the end of 2015, compared with $43.3 million at December 27, 2014. The Company ended the year with $17.2 million in cash and cash equivalents, and $8.3 million in total debt. Stockholders’ equity increased to $88.6 million at December 26, 2015, compared with $81.0 million at December 27, 2014, increasing tangible book value per share to $5.32, compared with $4.94 at the end of 2014.

Conference Call Information

A conference call is scheduled for 9:00 a.m. ET on Friday, February 19, 2016 to review the fourth quarter and full year results. To participate in the live call, please dial 888-349-0089 (International: 412-902-4296) 10 minutes before the call begins, or at 8:50 a.m. ET. The conference ID is 10079661. The call also will be streamed live and can be accessed at www.supremecorp.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies, trolleys and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers. News releases and other information on the company are available online at: www.supremecorp.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

Investor Relations Contact:

Matthew J. Dennis, CFA

Supreme Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	Dec. 26,	Dec. 27,	Dec. 26,	Dec. 27,
	2015	2014	2015	2014
Net sales	$67,716,080	$53,339,596	$278,424,799	$236,308,920
Cost of sales	53,049,351	43,308,212	224,202,596	192,462,081
Gross profit	14,666,729	10,031,384	54,222,203	43,846,839

Selling, general and administrative expenses	8,911,864	7,739,249	35,306,651	31,344,204
Other (income) expense	40,584	(95,542)	(368,064)	(493,885)
Operating income	5,714,281	2,387,677	19,283,616	12,996,520

Interest (income) expense	(110,686)	270,482	88,972	525,911
Income from continuing operations before income taxes	5,824,967	2,117,195	19,194,644	12,470,609
Income tax expense	2,026,375	595,655	6,319,375	4,000,655
Income from continuing operations	3,798,592	1,521,540	12,875,269	8,469,954

Discontinued operations:
Gain on sale of disc. operations, net of tax	—	—	—	87,036
Operating loss from disc. operations, net of tax	—	—	—	(1,654,459)
Loss from disc. operations, net of tax	—	—	—	(1,567,423)

Net income	$3,798,592	$1,521,540	$12,875,269	$6,902,531

Basic income (loss) per share:
Income from continuing operations	$0.23	$0.09	$0.77	$0.52
Loss from discontinued operations	—	—	—	(0.10)
Net income	$0.23	$0.09	$0.77	$0.42
Diluted income (loss) per share:
Income from continuing operations	$0.22	$0.09	$0.76	$0.50
Loss from discontinued operations	—	—	—	(0.09)
Net income	$0.22	$0.09	$0.76	$0.41

Shares used in the computation of income (loss) per share:
Basic	16,781,925	16,443,139	16,682,437	16,350,561
Diluted	17,031,560	16,778,870	16,997,365	16,744,066

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	Dec. 26, 2015	Dec. 27, 2014
Assets
Current assets	$74,933,535	$61,979,382
Property, plant and equipment, net	46,186,363	46,925,534
Other assets	609,815	914,735
Total assets	$121,729,713	$109,819,651

Liabilities
Current liabilities	$23,335,811	$18,652,523
Long-term liabilities	9,805,473	10,134,723
Total liabilities	33,141,284	28,787,246
Total stockholders’ equity	88,588,429	81,032,405
Total liabilities and stockholders’ equity	$121,729,713	$109,819,651